Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

among

GLOBAL PAYMENTS DIRECT, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

CANADIAN IMPERIAL BANK OF COMMERCE,

as Administrative Agent

Dated as of November 19, 2004

i

SECTION 5. AFFIRMATIVE COVENANTS.	33
5.1 Financial Statements	33
5.2 Certificates; Other Information	34
5.3 Payment of Obligations	34
5.4 Maintenance of Existence; Compliance	34
5.5 Maintenance of Property; Insurance	35
5.6 Books and Records; Discussions	35
5.7 Notices	35
5.8 Environmental Laws	36
5.9 Accounts	36
5.10 Termination of GPI Credit Facility	36

SECTION 6. NEGATIVE COVENANTS	36
6.1 GPI Consolidated Net Worth	36
6.2 Collateral Coverage Ratio	36
6.3 Liens	37
6.4 Transactions with Affiliates	37
6.5 Additional Subsidiary Guarantors	37

SECTION 7. EVENTS OF DEFAULT	37

SECTION 8. THE ADMINISTRATIVE AGENT	40
8.1 Appointment	40
8.2 Delegation of Duties	40
8.3 Exculpatory Provisions	40
8.4 Reliance by Administrative Agent	40
8.5 Notice of Default	41
8.6 Non-Reliance on Agents and Other Lenders	41
8.7 Indemnification	41
8.8 The Administrative Agent in Its Individual Capacity	42
8.9 Successor Administrative Agent	42

SECTION 9. MISCELLANEOUS	42
9.1 Amendments and Waivers	42
9.2 Notices	43
9.3 No Waiver; Cumulative Remedies	44
9.4 Survival of Representations and Warranties	44
9.5 Payment of Expenses and Taxes	44
9.6 Successors and Assigns; Participations and Assignments	45
9.7 Adjustments; Set-off	47
9.8 Counterparts	48
9.9 Severability	48
9.10 Integration	48
9.11 GOVERNING LAW	48
9.12 Submission To Jurisdiction; Waivers	48
9.13 Acknowledgements	48
9.14 Releases of Guarantees and Liens	49
9.15 Replacement of Lenders	49
9.16 WAIVERS OF JURY TRIAL	49
9.17 USA PATRIOT Act	50
9.18 Effect of Amendment and Restatement of Existing Credit Agreement	50

ii

SCHEDULES:

1.1A	Commitments

2.3	Commitment Fee Rate

3.4	Consents, Authorizations, Filings and Notices

3.14	Subsidiaries

3.17(a)	UCC Filing Jurisdictions

6.4	Transactions with Affiliates

EXHIBITS:

A	Form of Amended and Restated Guarantee and Collateral Agreement

B	Form of Amended and Restated Intercreditor Agreement

C	Form of Compliance Certificate

D	Form of Closing Certificate

E	Form of Assignment and Acceptance

F-1	Form of Legal Opinion of Alston & Bird L.L.P.

F-2	Form of Legal Opinion of Suellyn P. Tornay, Esq.

F-3	Form of Legal Opinion of Blake, Cassels & Graydon LLP special Canadian counsel to the Administrative Agent

G	Form of Exemption Certificate

H	Form of Borrowing Base Certificate

I	Form of Extension Agreement

iii

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 19, 2004, among Global Payments Direct, Inc., a New York corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and Canadian Imperial Bank of Commerce, as administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires to amend and restate the Credit Agreement, dated as of March 20, 2001 (as amended by the First Amendment, dated as of May 31, 2001, the Second Amendment, dated as of March 20, 2002, and the Third Amendment, dated as of December 10, 2002, the “Existing Credit Agreement”), among the Borrower, the lenders from time to time parties thereto and CIBC (as defined below), as administrative agent, in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, the Lenders are willing so to amend and restate the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree that on the Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated to read in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounts Receivable”: all accounts receivable, notes receivable and other debts due or accruing to the Borrower in the ordinary course of business in connection with the Merchant Business, including all guarantees thereof and collateral security therefor.

“Administrative Agent”: Canadian Imperial Bank of Commerce, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

“Aggregate Exposure”: with respect to any Lender at any time, the then C$ Equivalent of an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Loans then outstanding and (ii) the aggregate undrawn amount of such Lender’s Commitments at such time.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: with respect to (a) any LIBOR Loans, 0.40%, (b) any CIBC Offered Rate Loans, 0.40% and (c) any Prime Rate Loans, 0.0%.

“Approved Fund”: as defined in Section 9.6(b).

“Assignee”: as defined in Section 9.6(b).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E.

“Assignor”: as defined in Section 9.6(c).

“Available Tranche A Commitment”: as to any Tranche A Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Tranche A Commitment then in effect over (b) the C$ Equivalent of such Lender’s Tranche A Loans then outstanding.

“Available Tranche B Commitment”: as to any Tranche B Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Tranche B Commitment then in effect over (b) such Lender’s Tranche B Loans then outstanding.

“Average Visa Merchant Discount Rate”: for any calendar month, the quotient (expressed as a percentage) resulting from (a) the sum of (i) the aggregate C$ Equivalent amount of VISA Interchange Fees paid by the Borrower during the period of the three consecutive calendar months immediately preceding such calendar month plus (ii) the aggregate C$ Equivalent amount of fees due to the Borrower during such three-month period to process the related CIBC Merchant Visa Card transactions divided by (b) the aggregate C$ Equivalent amount of such CIBC Merchant Visa Card transactions processed during such period.

“Backdated Basis”: with respect to the calculation of (i) the Net Outstanding Amount, any Loan which is a Backdated Loan or a Backdated Overdraft Loan shall, in accordance with Section 2.2(b)(ii), be treated as having been made on the applicable Transaction Date, even though such Loan is effected on a later date and (ii) the Coverage Receivables, any Account Receivable with respect to which the applicable merchant is given a payment credit by the Borrower shall be treated as having come into existence on the date of value of such credit, even though the determination to effect such credit is made on a later date.

“Backdated Loans”: as defined in Section 2.2(b)(ii).

“Backdated Overdraft Loans”: as defined in Section 2.2(b)(ii).

“Benefited Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

“Business”: as defined in Section 3.16(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Toronto or, in the case of any LIBOR Loan, London, are authorized or required by law to close.

“Canadian Dollars” and “C$”: dollars in the lawful currency of Canada.

“Canadian Exchange Rate”: on a particular date, the rate at which C$ may be exchanged into US$, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen page BOFC. In the event that such rate does not appear on such Reuters page, the “Canadian Exchange Rate” shall be determined by reference to any other means (as selected by the Administrative Agent) by which such rate is quoted or published from time to time by the Bank of Canada (in each case as in effect at or about 12:00 Noon, Toronto time, on the Business Day immediately preceding the relevant date of determination); provided, that if at the time of any such determination, for any reason, no such exchange rate is being quoted or published, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be prima facie evidence of the accuracy thereof.

“Canadian Prime Rate”: on any day, the greater on such day of (a) the rate per annum announced by CIBC from time to time (and in effect on such day) as its prime rate for Canadian Dollar commercial loans in Toronto, as adjusted automatically from time to time and without notice to the Borrower upon change by CIBC, and (b) 0.40% above the CDOR Rate from time to time (and in effect on such day). The Canadian Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit in Canadian Dollars to debtors.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: with respect to any Person, any nonredeemable capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of such Person or any of its Subsidiaries (to the extent issued to a Person other than such Person), whether common or preferred.

“Capitalized Lease”: of any Person, any lease of property, whether real property or personalty, by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Card”: any debit or credit card bearing the symbol of Visa Canada or Visa International that is accepted by a CIBC Merchant pursuant to a Merchant Agreement.

“C$ Equivalent”: on any date of determination, with respect to (i) any amount in US$, the equivalent in C$ of such amount determined by the Administrative Agent using the US$ Exchange Rate then in effect and (ii) any amount in C$, such amount.

“CDOR Rate”: for any day, the average of the annual rates for 30-day Canadian Dollar bankers’ acceptances of the banks named in Schedule I of the Bank Act (Canada) that appears on the Reuters Screen CDOR page as of at 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, as of 10:00 a.m., Toronto time, on the next preceding Business Day), provided that if such rate does not appear on the Reuters Screen CDOR page at such time on such date, CDOR for such date will be the annual rate of interest as of 10:00 a.m., Toronto time, on such date on the basis of the discount amount at which CIBC is then offering to purchase 30-day bankers’ acceptances accepted by it.

“Change of Control”: (a) GPI shall cease to own and control, of record and beneficially, directly, 85% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens or (b) any purchase or other acquisition of more than 50% of the shares of the common stock of GPI by any Person or “group” of related Persons, within the meaning of Section 13(d)(3) under the Securities and Exchange Act of 1934, as amended.

“CIBC”: Canadian Imperial Bank of Commerce, a bank governed by the Bank Act (Canada).

“CIBC Merchant”: any Person that has entered into a Merchant Agreement with CIBC for the processing of Visa Card transactions.

“CIBC Offered Rate”: for any day, the rate per annum determined by CIBC in its sole discretion as the rate at which, based on the applicable rate posted on the Bloomberg BBAM Screen, it is able to obtain short-term deposits of Canadian Dollars for such day in the New York interbank eurocurrency market.

“CIBC Offered Rate Loans”: Loans the rate of interest applicable to which is based upon the CIBC Offered Rate.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Borrower, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitments”: as to any Lender, the Tranche A Commitment and the Tranche B Commitment of such Lender.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Consolidated Net Income”: for any period, net income of GPI and the GPI Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent included therein) (a) the after-tax impact of Non-Recurring Non-Cash Items and (b) any equity interest of GPI and the GPI Consolidated Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary. Further, Non-Recurring Cash Items will only be reflected (on an after-tax basis) in net income as such amounts are paid, and the cash portions of any restructuring charge paid in any fiscal year will only be reflected (on an after-tax basis) in net income to the extent of pre-tax amounts that exceed the Restructuring Charge Limit for such fiscal year.

“Consolidated Net Worth”: as of any date, total shareholder’s equity reflected on the consolidated balance sheet of GPI and the GPI Consolidated Subsidiaries as of such date prepared in accordance with GAAP, but excluding therefrom (to the extent included therein from the end of the most recently ended Fiscal Quarter prior to the Effective Date) (a) the after-tax impact of Non-Recurring Non-Cash Items and (b) any impact of foreign currency translation adjustments or pension fund liabilities. Further, Non-Recurring Cash Items will only be reflected (on an after-tax basis) in Consolidated Net Worth as such amounts are paid, and the cash portions of any restructuring charge paid in any fiscal year will only be reflected (on an after-tax basis) in Consolidated Net Worth to the extent of pre-tax amounts that exceed the Restructuring Charge Limit for such fiscal year.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Coverage Receivables”: for any day, the sum of the Visa Receivables and Merchant Business Receivables outstanding on such day. In addition, at the Borrower’s option, and upon three Business Days notice to the Administrative Agent, Merchant Charge-Back Receivables may be added to “Coverage Receivables” until such time as the Administrative Agent shall be otherwise notified. For purposes of this definition, the outstanding Merchant Business Receivables for any day shall be calculated by using the average daily aggregate amount of the merchant funding transactions processed on such day and on each day, if any, prior to such day during the calendar month in which such day occurs, multiplied by the Average Visa Merchant Discount Rate for the calendar month in which such day occurs; provided that if such day is one of the first seven days of each calendar month, the Average Visa Merchant Discount Rate applicable on the last day of the prior calendar month shall be used.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Effective Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is November 23, 2004.

“Environmental Laws”: any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of March 20, 2001 (as amended, modified or supplemented from time to time) made by the Borrower, GPI and the Subsidiary Guarantors in favor of the Administrative Agent.

“Federal Funds Effective Rate”: on any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by CIBC from three federal funds brokers of recognized standing selected by it.

“Fiscal Quarter”: any fiscal quarter of GPI or the Borrower, as applicable.

“Funding Office”: the office of the Administrative Agent located at 425 Lexington Avenue, New York, New York, or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“GPI”: Global Payments Inc., a Georgia corporation, and its successors and permitted assigns.

“GPI Consolidated Subsidiary”: at any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of GPI in its consolidated financial statements as of such date.

“GPI Credit Facility”: the Credit Agreement, dated as of November 25, 2003, among GPI, as borrower, the banks and other financial institutions from time to time parties thereto, as lenders, JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), as administrative agent, swing line lender and letter of credit issuer, and the other documents evidencing such credit facility, as amended, supplemented or modified from time to time.

“Group Members”: the collective reference to the Borrower, GPI and the GPI Consolidated Subsidiaries.

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Borrower, GPI and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee”: by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness”: of any Person at any date, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) Capitalized Lease obligations of such Person, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) Guarantees by such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock or Redeemable Preferred Stock of such Person, and (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries. “Indebtedness” shall not include obligations of GPI or any of its Subsidiaries under any Settlement Facility.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Amended and Restated Intercreditor Agreement, to be executed and delivered by the lenders parties to the GPI Credit Facility, JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), as administrative agent, swingline lender and letter of credit issuer under the GPI Credit Facility, the Lenders and the Administrative Agent, substantially in the form of Exhibit B.

“Interest Payment Date”: (a) as to any CIBC Offered Rate Loan, any Prime Rate Loan, any Backdated Loan and any Overdraft Loan, the first Business Day of each calendar month to occur while such Loan is outstanding (other than the calendar month in which such Loan is made) and the next scheduled Termination Date for any Lender, (b) as to any LIBOR Loan having an Interest Period of three months or less, the first Business Day to occur after the last day of such Interest Period and (c) as to any LIBOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the first Business Day to occur after last day of such Interest Period.

“Interest Period”: as to any LIBOR Loan, the period commencing on the borrowing date, with respect to such LIBOR Loan and ending seven or fourteen days thereafter, one, two, three or six months thereafter or such other number of days or months thereafter as may be mutually agreed to by the

Borrower and the Tranche A Lenders or Tranche B Lenders, as applicable, and in any case, as selected by the Borrower in its notice of borrowing given with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date applicable to any Lender; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Lenders”: as defined in the preamble hereto.

“Lender’s Percentage”: at any time, (a) as to any Tranche A Lender, the percentage which such Lender’s Tranche A Commitment then constitutes of the Total Tranche A Commitments or, at any time after such Lender’s Tranche A Commitment shall have expired or terminated, the percentage which the aggregate C$ Equivalent principal amount of such Lender’s Tranche A Loans then outstanding constitutes of the aggregate C$ Equivalent principal amount of the Tranche A Loans then outstanding and (b) as to any Tranche B Lender, the percentage which (x) such Lender’s Tranche B Commitment plus the aggregate principal amount of such Lender’s Overdraft Loans then outstanding then constitutes of (y) the Total Tranche B Commitments plus the aggregate principal amount of the Overdraft Loans then outstanding or, at any time after the Tranche B Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Tranche B Loans then outstanding plus the aggregate principal amount of such Lender’s Overdraft Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Loans then outstanding plus aggregate principal amount of Overdraft Loans then outstanding.

“LIBOR”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum equal to the rate that appears with respect to such Interest Period on the relevant Reuters Screen LIBOR Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in either U.S. Dollars or Canadian Dollars in the London interbank market) as of 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period (or, if such rate does not appear on said page, the rate notified to the Administrative Agent by the Reference Bank as the rate at which the Reference Bank is offered deposits in either U.S. Dollars or Canadian Dollars, as the case may be, at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the London interbank eurocurrency market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period).

“LIBO Adjusted Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

            LIBOR

1.00 - LIBOR Reserve Requirements

“LIBOR Loans”: Tranche A Loans or Tranche B Loans, as the case may be, the rate of interest applicable to which is based upon LIBOR.

“LIBOR Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“LIBOR Tranche”: the collective reference to LIBOR Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any Tranche A Loan, Tranche B Loan or Overdraft Loan made by any Lender pursuant to this Agreement.

“Loan Deficiency”: as defined in Section 2.2(b)(ii).

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Notice”: as defined in Section 2.2(a).

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Tranche A Lenders”: at any time, Tranche A Lenders the then aggregate Lender’s Percentages of which are more than 50%.

“Majority Tranche B Lenders”: at any time, Tranche B Lenders the then aggregate Lender’s Percentages of which are more than 50%.

“Majority Tranche Lenders”: with respect to (a) Tranche A, the Majority Tranche A Lenders and (b) Tranche B, the Majority Tranche B Lenders.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of GPI and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: (a) for each CIBC Offered Rate Loan and each Prime Rate Loan made by any Lender, the Termination Date applicable to such Lender;

(b) for each LIBOR Loan, the last day of the Interest Period applicable thereto; and

(c) for each Overdraft Loan made by any Overdraft Lender, the earlier of (i) the date which is three Business Days after the date such Overdraft Loan is made, (ii) such other date as may be agreed upon between the Borrower and such Overdraft Lender at the time of making such Overdraft Loan and (iii) the Termination Date applicable to such Overdraft Lender.

“Merchant Agreement”: an oral or written agreement or series of agreements between CIBC and a merchant, including but not limited to, merchant member agreements, instant payment service agreements, terminal lease agreements, terminal authorization and draft deposit service agreements, instant payment merchant agreements, guaranteed reservation service agreements, merchant tape deposit service agreements, telephone and mail order agreements, merchant agreement acceptance forms and applications for merchant service, as such agreements have been and are amended from time to time pursuant to which such merchant undertakes to honor Cards and agrees to deposit Card transaction records with CIBC and settles with CIBC for Card transactions and other related services as may be set forth in or performed pursuant to any such agreement.

“Merchant Business”: the business of accepting credit or debit card transaction records in documentary or electronic form from merchants in connection with the processing and clearing of such records for settlement and payment to such merchants via Visa Canada or Visa International using the processes and technologies used by the Borrower as of the date of this Agreement.

“Merchant Business Account”: the deposit account maintained by the Borrower with CIBC, into which payments received in respect of Merchant Business Receivables are deposited.

“Merchant Business Receivables”: all (i) Visa Interchange Fees paid by CIBC Merchants in respect of merchant funding transactions and (ii) rights of the Borrower to receive merchant funding service fees from CIBC Merchants.

“Merchant Charge-Back Receivables”: any Accounts Receivable arising out of any merchant funding transaction originally processed through CIBC’s Visa bank identification number owing to the Borrower by a CIBC Merchant on account of a return or an improper or excess charge processed on behalf of such merchant for which such merchant has received credit and is obligated to reimburse the Borrower.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Outstanding Amount”: on any day, the excess, if any, of (a) the aggregate outstanding principal amount of the Total Loans on such day over (b) the aggregate closing credit balances of all Pledged Deposit Accounts on such day.

“Net Proceeds of Capital Stock”: any proceeds received or deemed received by GPI or a GPI Consolidated Subsidiary in respect of the issuance or sale of Capital Stock or conversion of any debt to Capital Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by GPI or such GPI Consolidated Subsidiary directly in connection with such issuance or sale of such Capital Stock or conversion of such debt. In the case of an acquisition where some or all of the consideration for the acquisition is Capital Stock, the amount of proceeds received or deemed received in respect of such Capital Stock shall be equal to the shareholders’ (or in the case of a partnership or limited liability company, the partners’ or members’) equity of the acquired entity immediately following the acquisition, as determined in accordance with GAAP, less all non-cash, non-recurring charges required or appropriate under GAAP to be taken by GPI or a GPI Consolidated Subsidiary as a result of the acquisition, provided that in no instance shall “Net Proceeds of Capital Stock” as so calculated be less than zero.

“Non-Excluded Taxes”: as defined in Section 2.13(a).

“Non-Recurring Cash Items”: for any period, an accounting item that impacts cash and is generally non-recurring in nature, including the cash portions of gains, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles. An example of a Non-Recurring Cash Item is a restructuring charge that includes cash severance payments.

“Non-Recurring Non-Cash Items”: for any period, an accounting item that does not impact cash and is generally non-recurring in nature, including the non-cash portions of gains, losses, asset impairments, restructuring charges, extraordinary items, unusual items, and the cumulative effect of changes in accounting principles.

“Non-U.S. Lender”: as defined in Section 2.13(d).

“Notes”: the collective reference to any and all promissory notes evidencing Loans.

“Obligations”: the collective reference to the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overdraft Lenders”: CIBC and such other Tranche B Lenders as may from time to time agree to consider making Overdraft Loans in accordance with Section 2.1(c).

“Overdraft Loans”: as defined in Section 2.1(c) and including any Backdated Overdraft Loans.

“Participant”: as defined in Section 9.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Deposit Accounts”: the Primary Account, the Returns Account and such other of the Borrower’s deposit accounts maintained at CIBC on which Liens have been granted in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Guarantee and Collateral Agreement.

“Pledged FX Agreement”: any currency exchange rate hedging agreement entered into by the Borrower to hedge currency fluctuation risks associated with Tranche A Loans on terms and conditions satisfactory to the Administrative Agent on which a Lien has been granted in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Guarantee and Collateral Agreement.

“Primary Account”: the deposit account maintained by the Borrower with CIBC, into which proceeds of Loans are deposited and from which such proceeds of Loans are debited in respect of funding of the Borrower’s Merchant Business and into which payments received in respect of Visa Receivables are deposited.

“Prime Rate Loans”: Loans which are (a) Tranche A Loans, the rate of interest applicable to which is based upon the U.S. Prime Rate and (b) Tranche B Loans, the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Properties”: as defined in Section 3.16(a).

“Redeemable Preferred Stock”: of any Person, any preferred stock (or in the case of a limited liability company, the members’ equivalent equity interest) issued by such Person which is at any time prior to the latest Termination Date for any Lender either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Reference Bank”: CIBC.

“Register”: as defined in Section 9.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, holders of more than 66 2/3% of (a) until the Effective Date, the then C$ Equivalent of the then Total Commitments and (b) thereafter, the sum of (i) the then Total Available Commitments and the then Total Loans.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, Senior Vice President of Finance, principal financial officer, chief accounting officer, or treasurer of the Borrower or GPI, as applicable, but in any event, with respect to financial matters, the chief financial officer or Vice President of Finance and Planning of the Borrower or GPI, as applicable.

“Restricted Subsidiary”: as defined in the GPI Credit Facility.

“Restructuring Charge Limit”: for any fiscal year of GPI, an amount equal to three percent (3%) of the Consolidated Net Worth of GPI and the GPI Consolidated Subsidiaries as of the end of the immediately preceding fiscal year of GPI.

“Returns Account”: the deposit account maintained by the Borrower with CIBC, into which payments received in respect of Merchant Charge-Back Receivables are deposited.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Overdraft Day”: as defined in Section 2.1(c).

“Security Documents”: the collective reference to the Amended and Restated Guarantee and Collateral Agreement, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Settlement Facilities”: credit facilities obtained by GPI or any of its Subsidiaries that provide for funding of short-term timing differences related to customer settlements, substantially similar to this Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of GPI that is a party to the Amended and Restated Guarantee and Collateral Agreement on the Effective Date and each additional Subsidiary of GPI that becomes a party thereto subsequent to the Effective Date pursuant to Section 6.5.

“Termination Date”: for any Lender, November 18, 2005, or such later date to which the Termination Date for such Lender may be extended from time to time pursuant to Section 2.15, provided that if such day or date is not a Business Day, the Termination Date shall be the preceding Business Day.

“Total Available Commitments”: at any time, the then Total Available Tranche A Commitments and the then Total Available Tranche B Commitments.

“Total Available Tranche A Commitments”: at any time, the Available Tranche A Commitment of each Tranche A Lender then in effect.

“Total Available Tranche B Commitments”: at any time, the Available Tranche B Commitment of each Tranche B Lender then in effect.

“Total Commitments”: at any time, the then Total Tranche A Commitments and the then Total Tranche B Commitments.

“Total Loans”: at any time, the then outstanding C$ Equivalent of the Total Tranche A Loans, the Total Tranche B Loans and Overdraft Loans, if any.

“Total Tranche A Commitments”: at any time, the aggregate amount of the Tranche A Commitments then in effect.

“Total Tranche A Loans”: at any time, the C$ Equivalent of the aggregate then outstanding principal amount of all Tranche A Loans.

“Total Tranche B Commitments”: at any time, the aggregate amount of the Tranche B Commitments then in effect.

“Total Tranche B Loans”: at any time, the aggregate then outstanding principal amount of all Tranche B Loans.

“Tranche”: either (i) the Tranche A Commitments and the Tranche A Loans made thereunder or (ii) the Tranche B Commitments and the Tranche B Loans made thereunder.

“Tranche A Available Currencies”: U.S. Dollars and Canadian Dollars.

“Tranche A Commitments”: with respect to any Tranche A Lender, the obligation of such Tranche A Lender to make Tranche A Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Tranche A Commitment” opposite such Tranche A Lender’s name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Tranche A Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Tranche A Commitments is C$100,000,000.

“Tranche A Lender”: each Lender that has a Tranche A Commitment or that holds Tranche A Loans.

“Tranche A Loans”: as defined in Section 2.1(a).

“Tranche B Commitments”: with respect to any Tranche B Lender, the obligation of such Tranche B Lender to make Tranche B Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Tranche B Commitment” opposite such Tranche B Lender’s name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Tranche B Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Tranche B Commitments is C$75,000,000.

“Tranche B Lender”: each Lender that has a Tranche B Commitment or that holds Tranche B Loans.

“Tranche B Loans”: as defined in Section 2.1(b) and including any Backdated Loans.

“Transaction Date”: as defined in Section 2.2(b)(ii).

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a CIBC Offered Rate Loan, a LIBOR Loan or a Prime Rate Loan.

“United States”: the United States of America.

“U.S. Dollars” and “US$”: dollars in the lawful currency of the United States.

“US$ Equivalent”: on any date of determination, with respect to (i) any amount in Canadian Dollars, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent using the Canadian Exchange Rate then in effect and (ii) any amount in U.S. Dollars, such amount.

“US$ Exchange Rate”: on a particular date, the rate at which US$ may be exchanged into C$, determined by reference to the Bank of Canada noon rate as published on the Reuters Screen page BOFC on the immediately preceding Business Day. In the event that such rate does not appear on such Reuters page, the “US$ Exchange Rate” shall be determined by reference to any other means (as selected by the Administrative Agent) by which such rate is quoted or published from time to time by the Bank of Canada (in each case as in effect at or about 12:00 Noon, Toronto time, on the Business Day immediately preceding the relevant date of determination); provided, that if at the time of any such determination, for any reason, no such exchange rate is being quoted or published, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“U.S. Prime Rate”: on any day, the rate per annum equal to the greater of (a) the rate announced by CIBC from time to time (and in effect on such day) as its prime rate for U.S. Dollar commercial loans in New York, as adjusted automatically from time to time and without notice to the Borrower upon change by CIBC and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%. The U.S. Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit in U.S. Dollars to debtors.

“Visa Canada”: Visa Canada Association, a corporation incorporated by letters pursuant to the Corporations Act of Ontario.

“Visa Canada Receivables”: all Accounts Receivable owing to the Borrower from Visa Canada.

“Visa Interchange Fees”: for any day, the aggregate amount of service fees and assessments payable at the close of business on such day to Visa Canada or Visa International in connection with Card transactions processed for CIBC Merchants.

“Visa International”: Visa International Service Association, a corporation organized and existing under the laws of the State of Delaware.

“Visa International Receivables”: all Accounts Receivable owing to the Borrower from Visa International.

“Visa Receivables”: all Visa Canada Receivables and all Visa International Receivables relating to or arising out of transactions processed for CIBC Merchants.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments; Maturity. (a) Subject to the terms and conditions hereof, each Tranche A Lender severally agrees to make revolving credit loans in either Tranche A Available Currency (“Tranche A Loans”) to the Borrower from time to time prior to the Termination Date applicable to such Lender in an aggregate C$ Equivalent principal amount at any one time outstanding which does not exceed such Lender’s Tranche A Commitment. The Borrower may use the Tranche A Commitments by borrowing, prepaying the Tranche A Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Tranche A Loans may from time to time be LIBOR Loans or Prime Rate Loans, as notified to the Administrative Agent in accordance with Section 2.2(a); provided that Prime Rate Loans under the Tranche A Commitments shall be denominated solely in U.S. Dollars.

(b) Subject to the terms and conditions hereof, each Tranche B Lender severally agrees to make revolving credit loans in Canadian Dollars (“Tranche B Loans”) to the Borrower from time to time prior to the Termination Date applicable to such Lender in an aggregate principal amount at any one time outstanding which does not exceed such Lender’s Tranche B Commitment. The Borrower may use the Tranche B Commitments by borrowing, prepaying the Tranche B Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Tranche B Loans may from time to time be CIBC Offered Rate Loans, Prime Rate Loans or LIBOR Loans, as notified to the Administrative Agent in accordance with Section 2.2(b).

(c) Subject to the terms and conditions hereof, each Overdraft Lender will consider in good faith, but without any obligation to make any Loans pursuant to this paragraph (c), making revolving overdraft loans (“Overdraft Loans”) in Canadian Dollars on a pro rata basis to the Borrower from time to time in an aggregate principal amount for all Overdraft Lenders, taken together, not to exceed C$25,000,000 at any one time outstanding, provided that no request by the Borrower for an Overdraft Loan will be considered by any Overdraft Lender on two consecutive Business Days unless on the second of such days (a “Second Overdraft Day”) (i) the aggregate Available Tranche A Commitments of all Tranche A Lenders is equal to or less than C$20,000,000 and (ii) the aggregate Available Tranche B Commitments of all Tranche B Lenders are zero. Each Overdraft Lender’s approval of any request for an Overdraft Loan will be subject to such Overdraft Lender’s customary lending criteria and credit approval requirements, giving regard to, among other things, the Borrower’s circumstances prevailing at the time of approval. Each Overdraft Loan shall be made in accordance with Section 2.2(c) and, if agreed to by the Borrower and the applicable Tranche B Lender, the last sentence of Section 2.2(b)(ii). Overdraft Loans may be CIBC Offered Rate Loans or Prime Rate Loans, as may be agreed upon between the Borrower and the applicable Tranche B Lenders at the time of making such Overdraft Loans.

(d) The Borrower shall repay each Loan on the Maturity Date applicable to such Loan.

2.2 Procedure for Tranche A Loan Borrowing, Tranche B Loan Borrowing and Overdraft Loan Borrowing. (a) For each borrowing under the Tranche A Commitments, the Borrower shall give the Administrative Agent irrevocable notice (each a “Loan Notice”) (which notice must be received by the Administrative Agent prior to (i) 10:00 a.m., Toronto time, three Business Days prior to the requested borrowing date, in the case of LIBOR Loans and (ii)(x) 10:00 a.m., Toronto time, on the requested borrowing date (unless such date is on a Second Overdraft Day) or (y) 12:00 Noon, Toronto time, on the requested borrowing date (if such date is a Second Overdraft Day), in the case of Prime Rate Loans, specifying (A) the amount and Type of Tranche A Loans to be borrowed, (B) the requested borrowing date, which shall be a Business Day, and (C) in the case of LIBOR Loans, the Tranche A Available Currency and the respective lengths of the Interest Periods therefor. Each borrowing under the Tranche A Commitments shall be in an amount equal to at least US$5,000,000 or a whole multiple of US$100,000 in excess thereof, in the case of any borrowing in U.S. Dollars, or C$5,000,000 or a whole multiple of C$100,000 in excess thereof, in the case of any borrowing in Canadian Dollars.

(b) (i) For each borrowing under the Tranche B Commitments, the Borrower shall give the Administrative Agent a Loan Notice (which Loan Notice must be received by the Administrative Agent (i) at least two hours prior to the requested borrowing time (but in any event not later than 3:00 p.m., Toronto time), in the case of CIBC Offered Rate Loans, (ii) prior to 10:00 a.m., Toronto time, on the requested borrowing date, in the case of Prime Rate Loans and (iii) prior to 3:00 p.m., Toronto time, two Business Days prior to the requested borrowing date, in the case of LIBOR Loans) specifying (A) the amount and Type of Tranche B Loans to be borrowed, (B) the requested borrowing date, which shall be a Business Day, and time and (C) in the case of LIBOR Loans, the respective lengths of the Interest Periods therefor. Each borrowing under the Tranche B Commitments shall be in an amount equal to at least C$1,000,000 or a whole multiple of C$100,000 in excess thereof; provided that the limitation on whole multiples in excess of the minimum borrowing amount applicable to borrowings under the Tranche B Commitments shall not be applicable to Backdated Loans.

     (ii) If the Administrative Agent determines that the aggregate amount of the Borrower’s obligation to provide funds to CIBC Merchants in respect of transactions processed by the Administrative Agent for the Borrower on a particular Business Day (the “Transaction Date”) exceeds the aggregate C$ Equivalent amount of the Loans requested by the Borrower, in one or more Loan Notices delivered on or prior to such Transaction Date, to be made on such Transaction Date (such amount, a “Loan Deficiency”), the Borrower shall (even though such determination is made after such Transaction Date) be deemed to have delivered a Loan Notice requesting that Tranche B Loans be made by the Tranche B Lenders for value on such Transaction Date in an aggregate amount equal to the amount of the Loan Deficiency. To the extent that the Loan Deficiency for any Transaction Date is equal to or less than the then aggregate Available Tranche B Commitments on such Transaction Date, each Tranche B Lender shall, subject to the terms and conditions of this Agreement, be obligated to make a Tranche B Loan to the Borrower in an amount equal to such Tranche B Lender’s Lender Percentage of such Loan Deficiency. To the extent that the Loan Deficiency on such Transaction Date exceeds the then aggregate Available Tranche B Commitments, such deemed Loan Notice requesting that Tranche B Loans be made on such Transaction Date shall, to the extent of such excess, be disregarded, and the Borrower shall be deemed to have requested that Overdraft Loans be made on such Transaction Date in accordance with Section 2.1(c) in an amount equal to such excess. The applicable Lender shall make each Loan pursuant to this paragraph (ii) by crediting the amount thereof, or transferring immediately available funds in the amount thereof, to the Primary Account for value as of the close of business on the applicable Transaction Date, and such Loan (herein called a “Backdated Loan”, if made pursuant to the second preceding sentence, or a “Backdated Overdraft Loan”, if made pursuant to the immediately preceding sentence) shall be deemed for all purposes of this Agreement to have been made on such Transaction Date.

(c) Subject to the terms and conditions hereof, the Borrower may borrow Overdraft Loans in such amounts and at such times on such dates as may be agreed upon between the Borrower and the relevant Overdraft Lenders.

(d) Upon receipt of any such Loan Notice from the Borrower (whether actual or deemed), the Administrative Agent shall promptly notify each Lender having a Commitment in the applicable Tranche thereof. Except as provided in paragraph (c)(ii) above with respect to Backdated Loans, each such Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 3:00 p.m., Toronto time, on the borrowing date requested by the Borrower in funds immediately to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the Primary Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(e) The Administrative Agent shall maintain on its books at its Toronto office, accounts and records evidencing the Loans made available to the Borrower by the Lenders under this Agreement. The Administrative Agent shall record therein the amount of such Loans, each payment of principal and interest made thereon, the currency thereof, and all other amounts becoming due to the Lenders under this Agreement, including commitment fees and all payments on account thereof. Such accounts and records maintained by the Administrative Agent will constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Lenders pursuant to this Agreement, the date the Lenders made each Loan available to the Borrower and the amounts the Borrower has paid from time to time on account thereof.

2.3 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender the following commitment fees for the period from and including the date hereof to the Termination Date applicable to such Lender, computed at the rate per annum listed on Schedule 2.3 on:

(i) the average daily C$ Equivalent amount of the Available Tranche A Commitment of such Lender during the period for which payment is made (which amount shall be calculated and payable by the Borrower in Canadian Dollars); and

(ii) the average daily amount of the Available Tranche B Commitment of such Lender during the period for which payment is made (which amount shall be calculated and payable by the Borrower in Canadian Dollars).

The commitment fees payable hereunder for the account of each Lender shall be payable quarterly in arrears on the fifth Business Day following the last day of each March, June, September and December and on the Termination Date applicable to such Lender, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

2.4 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Tranche A Commitments and/or the Tranche B Commitments or, from time to time, to reduce the amount of the Tranche A Commitments and/or the Tranche B Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, (i) the Total Tranche A Loans would exceed the Total Tranche A Commitments then in effect or (ii) the Total Tranche B Loans would exceed the Total Tranche B Commitments then in effect. Any such reduction shall be in an amount equal to C$1,000,000 or a whole multiple thereof, and shall reduce permanently the Tranche A Commitments or Tranche B Commitments, as applicable, then in effect.

2.5 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay LIBOR Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least two Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided that if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender under the relevant Tranche thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of LIBOR Loans which are Tranche A Loans shall be in an aggregate principal amount of US$5,000,000 or a whole multiple of US$100,000 in excess thereof, in the case of LIBOR Loans denominated in U.S. Dollars, or C$5,000,000 or a whole multiple of C$100,000 in excess thereof, in the case of LIBOR Loans denominated in Canadian Dollars. Partial prepayments of LIBOR Loans which are Tranche B Loans shall be in an aggregate principal amount of C$1,000,000 or a whole multiple of C$100,000 in excess thereof.

(b) The Borrower may at any time and from time to time prepay CIBC Offered Rate Loans and Prime Rate Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 a.m., Toronto time, on the date of such prepayment, which notice shall specify the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each applicable Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Prime Rate Loans which are Tranche A Loans shall be in an aggregate principal amount of US$5,000,000 or a whole multiple thereof, in the case of Tranche A Loans denominated in U.S. Dollars, or C$5,000,000 or a whole multiple thereof, in the case of Tranche A Loans denominated in Canadian Dollars. Partial prepayments of CIBC Offered Rate Loans and Prime Rate Loans which are Tranche B Loans shall be in an aggregate principal amount of C$1,000,000 or a whole multiple of C$100,000 in excess thereof; provided that the limitation on whole multiples in excess of the minimum prepayment amount applicable to prepayments of Tranche B Loans shall not be applicable to Backdated Loans.

(c) The Borrower may at any time and from time to time prepay Overdraft Loans to the extent agreed upon between the Borrower and the relevant Lenders.

(d) Notwithstanding anything to the contrary in this Section 2.5, no prepayments of Tranche A Loans pursuant to this Section shall be permitted at such time as any Tranche B Loans or Overdraft Loans are outstanding.

2.6 Mandatory Prepayments. (a) If a Change of Control occurs and the Administrative Agent, at the request or with the concurrence of the Required Lenders, provides the Borrower with written notice requesting the cancellation and repayment of all outstanding Commitments and Loans hereunder, the Borrower shall on or before the day which is 90 days after receipt by the Borrower of such notice repay all amounts due and outstanding hereunder, and the Commitments shall be automatically canceled on such 90th day.

(b) If the Borrower or the Administrative Agent shall receive any proceeds from any Visa Receivables, Merchant Business Receivables or Merchant Charge-Back Receivables, such proceeds shall be applied immediately, first, to prepay the then outstanding Backdated Overdraft Loans, second, to prepay the then outstanding Overdraft Loans (other than Backdated Overdraft Loans), third, to prepay the then outstanding Tranche B Loans which are Backdated Loans, fourth, to prepay the then outstanding Tranche B Loans which are CIBC Offered Rate Loans, fifth, to prepay the then outstanding Tranche B Loans which are Prime Rate Loans, sixth, to prepay the then outstanding Tranche B Loans which are LIBOR Loans, seventh to prepay the then outstanding Tranche A Loans which are Prime Rate Loans and eighth to prepay the then outstanding Tranche A Loans which are LIBOR Loans; provided, however, that (i) if an Event of Default under Section 7(a) or Section 7(h) shall have occurred and be continuing or (ii) if the Majority Tranche A Lenders or the Majority Tranche B Lenders shall so request in writing to the

Administrative Agent at any time when an Event of Default (other than an Event of Default under Section 7(a) or 7(h)) shall have occurred and be continuing, such proceeds, until such time as no Event of Default continues to exist, shall be applied first, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents, second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then due and owing and remaining unpaid to the Lenders, third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then held by the Lenders; and fourth, any balance remaining after the Obligations shall have been paid in full and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

(c) If, at any time, Tranche B Loans are made when the Available Tranche A Commitments are greater than zero, the Borrower shall, without notice or demand, not later than the date which is three Business Days after such Tranche B Loans are made (unless the Available Tranche A Commitments shall have theretofore been reduced to, and remain, zero), prepay all then outstanding Tranche B Loans.

(d) If, at any time, the Total Tranche A Loans exceed the Total Tranche A Commitments, the Borrower shall, without notice or demand, immediately upon such determination by the Administrative Agent, prepay Tranche A Loans in an aggregate amount such that, after giving effect thereto, the Total Tranche A Loans do not exceed the Total Tranche A Commitments (it being understood that the Borrower shall request Tranche A Loans only so long as, after giving effect thereto, the Total Tranche A Loans do not exceed the Total Tranche A Commitments).

(e) If, at any time, the Total Tranche B Loans exceed the Total Tranche B Commitments, the Borrower shall, without notice or demand, immediately upon such determination by the Administrative Agent, prepay Tranche B Loans in an aggregate amount such that, after giving effect thereto, the Total Tranche B Loans do not exceed the Total Tranche B Commitments (it being understood that the Borrower shall request Tranche B Loans only so long as, after giving effect thereto, the Total Tranche B Loans do not exceed the Total Tranche B Commitments).

(f) Each prepayment pursuant to this Section 2.6 shall be accompanied by a payment of the accrued and unpaid interest on the amount prepaid.

2.7 Limitations on LIBOR Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings of LIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each LIBOR Tranche shall be equal to the amounts set forth in Section 2.2(a) and (b) no more than ten LIBOR Tranches shall be outstanding at any one time.

2.8 Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Adjusted Rate for such Loan plus the Applicable Margin.

(b) Each CIBC Offered Rate Loan (other than a Backdated Loan) shall bear interest at a rate per annum equal to the CIBC Offered Rate from time to time in effect plus the Applicable Margin.

(c) Each Prime Rate Loan that is (i) a Tranche A Loan shall bear interest at a rate per annum equal to the U.S. Prime Rate from time to time in effect plus the Applicable Margin and (ii) a Tranche B Loan or an Overdraft Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate from time to time in effect plus the Applicable Margin.

(d) Each Backdated Loan shall bear interest at a rate per annum calculated as follows: with respect to the portion of such Backdated Loan that is (i) equal to or less than C$10,000,000, the applicable rate shall be the CIBC Offered Rate from time to time in effect plus 0.40%, (ii) greater than C$10,000,000, but less than or equal to C$20,000,000, the applicable rate shall be the Prime Rate from time to time in effect and (iii) greater than C$20,000,000, the applicable rate shall be determined by the applicable Tranche B Lender on a case-by-case basis in its sole discretion, but in no event shall the interest rate so determined pursuant to this clause (iii) exceed the CIBC Offered Rate from time to time in effect plus 2.00%.

(e) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to such Loans plus 2.0% (or, in the case of any such overdue amount that does not relate to a particular Loan, (x) if such amount is payable in U.S. Dollars, the U.S. Prime Rate plus 2.0% or (y) if such amount is payable in Canadian Dollars, the Canadian Prime Rate plus 2.0%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this Section shall be payable from time to time on demand.

2.9 Computation of Interest and Fees. (a) Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest in respect of Prime Rate Loans and fees payable pursuant hereto shall be calculated on the basis of a 365-day (or 366-day, as the case may be) year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBO Adjusted Rate. Any change in the interest rate on a Loan resulting from a change in the Canadian Prime Rate, U.S. Prime Rate, CIBC Offered Rate or the LIBOR Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

2.10 Inability to Determine Interest Rate. If prior to the first day of any Interest Period with respect to any LIBOR Loan or the determination on any day of the CIBC Offered Rate to be applicable to any CIBC Offered Rate Loan:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Adjusted Rate or CIBC Offered Rate for such Interest Period or day, as the case may be, or

(b) the Administrative Agent shall have received notice from the Majority Tranche A Lenders or the Majority Tranche B Lenders, as the case may be, that the LIBO Adjusted Rate or CIBC Offered Rate determined or to be determined will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period or for such day, as the case may be, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, any (i)(A) LIBOR Loans requested to be made on the first day of such Interest Period and (B) CIBC Offered Rate Loans requested to be made on the requested borrowing date shall be made as Prime Rate Loans, under the applicable Tranche and (ii) outstanding LIBOR Loans or CIBC Offered Rate Loans shall be converted on the last day of the then-current Interest Period, in the case of LIBOR Loans, and on such date such notice is given, in the case of CIBC Offered Rate Loans, to Prime Rate Loans under the applicable Tranche; provided that (1) for purposes of subparagraph (i)(A) above, any Tranche A LIBOR Loans requested to be made in Canadian Dollars will be made in U.S. Dollars in an amount equal to the US$ Equivalent of such requested borrowing and (2) for purposes of subparagraph (ii) above, any outstanding Tranche A LIBOR Loans denominated in Canadian Dollars will be converted or continued in U.S. Dollars in an amount equal to the US$ Equivalent of such Tranche A LIBOR Loan. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans or CIBC Offered Rate Loans shall be made or continued as such but shall be made or continued as Prime Rate Loans.

2.11 Pro Rata Treatment and Payments. (a) Except as set forth in Section 9.15, each borrowing by the Borrower from the Tranche A Lenders hereunder, each payment by the Borrower on account of any commitment fee payable to the Tranche A Lenders and any reduction of the Tranche A Commitments shall be made pro rata according to the relevant Lender’s Percentages.

(b) Except as set forth in Section 9.15, each borrowing by the Borrower from the Tranche B Lenders hereunder, each payment by the Borrower on account of any commitment fee payable to the Tranche B Lenders and any reduction of the Tranche B Commitments shall be made pro rata according to the relevant Lender’s Percentages.

(c) Except as set forth in Section 9.15, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche A Loans or the Tranche B Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to their respective amounts then due and owing to the Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 p.m., Toronto time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in U.S. Dollars or Canadian Dollars, as the case may be, and in immediately available funds. All such payments made with respect to the Tranche A Commitments or Tranche A Loans shall be payable in the Tranche A Available Currency in which the applicable Tranche A Loan is denominated, or, in the case of commitment fees, in Canadian Dollars, and all such payments made with respect to the Tranche B Commitments or Tranche B Loans shall be payable in Canadian Dollars. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the borrowing date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average U.S. Prime Rate, in the case of a requested borrowing under the Tranche A Commitments, and the Canadian Prime Rate, in the case of a requested borrowing under the Tranche B Commitments, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such borrowing date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at a rate equal to the daily average U.S. Prime Rate, in the case of a requested borrowing denominated in U.S. Dollars, or the daily average Canadian Prime Rate, in the case of a requested borrowing denominated in Canadian Dollars, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at a rate equal to the daily average U.S. Prime Rate, in the case of a payment due in U.S. Dollars, or the daily average Canadian Prime Rate, in the case of a payment due in Canadian Dollars. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan, CIBC Offered Rate Loan or Overdraft Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Adjusted Rate or CIBC Offered Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making or maintaining LIBOR Loans, CIBC Offered Rate Loans or Overdraft Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such borrowing period at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Renewal and Extension of Commitments. Unless the Commitments under a particular Tranche shall have been terminated in whole, or a Default or Event of Default shall have occurred and then be continuing, the Termination Date may be extended on two occasions, in the manner set forth in this Section 2.15, in each case for a period of 364 days measured from the Termination Date then in effect. If the Borrower wishes to request an extension of the Termination Date, it shall give notice to that effect to the Administrative Agent not less than 75 days nor more than 105 days prior to the Termination Date then in effect. The Administrative Agent shall promptly notify each Lender of receipt of such request. Each Lender shall endeavor to respond to such request, whether affirmatively or negatively (such response to be in the sole discretion of such Lender), by notice to the Borrower and the Administrative Agent within 30 days of receipt of such request. Subject to the execution by the Borrower, the Administrative Agent and such Lenders of a duly completed Extension Agreement in substantially the form of Exhibit I, the Termination Date applicable to the Commitments of each Lender so affirmatively notifying the Borrower and the Administrative Agent shall be extended for the period specified above; provided that no Termination Date of any Lender shall be extended unless (i) Tranche A Lenders constituting the Majority Tranche A Lenders shall have elected so to extend their Tranche A Commitments and (ii) Tranche B Lenders constituting the Majority Tranche B Lenders shall have elected so to extend their Tranche B Commitments. Any Lender which does not give such notice to the Borrower and the Administrative Agent shall be deemed to have elected not to extend as requested, and the Commitments of each non-extending Lender shall terminate on the Termination Date determined without giving effect to such requested extension. The Borrower, at its discretion, will have the right at any time pursuant to Section 9.15 to seek a substitute lender or lenders for any Lender which does not elect to extend its Commitments.

2.16 Right of Setoff in Excess Funds. In addition to the rights of the Lenders set forth in Section 9.7, in the event that the amount of the Loans (including any Overdraft Loans) relating to a particular Transaction Date exceeds the Borrower’s obligation to provide funds to CIBC Merchants in respect of transactions processed by the Administrative Agent for the Borrower on such Transaction Date (the “Excess Funds”), the Lenders shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and appropriate and apply against such Excess Funds any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lenders or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition. The audited consolidated balance sheets of GPI as of May 31, 2003 and May 31, 2004 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended May 31, 2004 present fairly the consolidated financial condition of the respective entities covered as at such date, and the consolidated results of their operations and consolidated cash flows for the respective fiscal years then ended. The consolidated balance sheet of GPI as of August 31, 2004 and the related consolidated statements of income and cash flows for the Fiscal Quarter ending August 31, 2004, present fairly the consolidated financial condition of the respective entities covered as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). The consolidated balance sheet of the Borrower as of May 31, 2004 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended May 31, 2004 present fairly the consolidated financial condition of the respective entities covered as at such date and the consolidated results of their operations and consolidated cash flows for the fiscal year ended May 31, 2004. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (subject to normal year-end adjustments and except for the absence of footnotes) applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Loan Party has any material Guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 3.1. During the period from May 31, 2004 to and including the date hereof there has been no Disposition by any Loan Party of any material part of its business or property.

3.2 No Change. Since May 31, 2004, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described on Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or material Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

3.10 Taxes. Each Loan Party has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party); as of the Effective Date, no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

3.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.14 Subsidiaries. As of the Effective Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of GPI and, as to each such Subsidiary of GPI, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or consultants (as described in GPI’s 2005 Incentive Plan) or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of GPI or any of its Subsidiary, except as created by the Loan Documents or the GPI Credit Facility.

3.15 Use of Proceeds. The proceeds of the Loans shall be used to finance advances made by the Borrower to CIBC Merchants in the ordinary course of its merchant card processing business and other Accounts Receivables arising from advances made in the ordinary course of business.

3.16 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Loan Party has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower and any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Loan Party has assumed any liability of any other Person under Environmental Laws.

3.17 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When financing statements and other filings specified on Schedule 3.17(a) in appropriate form are filed in the offices specified on Schedule 3.17(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person.

3.18 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement; Intercreditor Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by GPI, the Borrower and each Subsidiary Guarantor and (iii) the Intercreditor Agreement, executed and delivered by the lenders parties to the GPI Credit Facility, JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), as administrative agent, swingline lender and letter of credit issuer under the GPI Credit Facility, the Lenders and the Administrative Agent.

(b) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the States of New York and Georgia and the Province of Ontario, and such search shall reveal no Liens on any of the assets of the Borrower except for Liens permitted by Section 6.3 or discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent.

(c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(d) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit D, with appropriate insertions and attachments.

(e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Alston & Bird LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii) the legal opinion of Suellyn P. Tornay, Esq., general counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2; and

(iii) the legal opinion of Blake, Cassels & Graydon LLP, special Canadian counsel to the Administrative Agent, substantially in the form of Exhibit F-3.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Amendments to the GPI Credit Facility. An amendment to the GPI Credit Facility permitting the execution and delivery of and performance under this Agreement and the other Loan Documents, in form and substance satisfactory to the Administrative Agent, shall have been executed and delivered by the parties thereto.

(g) Perfection Matters. Each document (including any Uniform Commercial Code financing statement and any deposit account control agreement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, executed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3) shall have been delivered to the Administrative Agent and shall be in proper form for filing, execution, registration or recordation.

4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including its initial Loan made on or after the Effective Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date, in which such representations and warranties shall be true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS.

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 100 days after the end of each fiscal year of GPI, a copy of the audited consolidated balance sheet of GPI and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing (provided, that delivery pursuant to Section 5.2(d) below of copies of the Annual Report on Form 10-K of GPI for such fiscal year filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(a));

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of GPI, the unaudited consolidated balance sheet of GPI and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the fiscal year through the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments) (provided, that delivery pursuant to Section 5.2(d) of copies of the Quarterly Report on Form 10-Q of GPI for such Fiscal Quarter filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(b)); and

(c) as soon as available, but in any event not later than 100 days after the end of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related unaudited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

(a) within 5 Business Days of the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with Section 6.1 as of the last day of the Fiscal Quarter or fiscal year of GPI, as the case may be;

(c) as soon as available, but in any event not later than 15 Business Days after the end of each calendar month occurring during each fiscal year of the Borrower, a Borrowing Base Certificate containing all information and calculations (such calculation will comprise the Coverage Receivables (on a Backdated Basis) and the Net Outstanding Amount (on a Backdated Basis) for each day during such calendar month) necessary for determining compliance with Section 6.2;

(d) within five days after the same are sent, copies of all financial statements and reports that GPI or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that GPI or the Borrower may make to, or file with, the SEC;

(e) as soon as possible, notice of any Subsidiary of GPI becoming a Subsidiary Guarantor under the GPI Credit Facility; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries.

5.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise not prohibited herein and except, in the case of clauses (i), with respect to Subsidiaries of the Borrower only, and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6 Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender, after notice to an officer of the Borrower (and at the expense of such Lender for any two visits per fiscal year when no Event of Default shall be outstanding) to visit (which date of visit shall be no less than two Business Days after the date such request is made or any earlier date as may be mutually agreed to by the Borrower and such Lender) and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower or any of its Subsidiaries with officers and employees of the Borrower or any of its Subsidiaries and with its independent certified public accountants. Notwithstanding the foregoing, during any period in which no Default or Event of Default is in existence, no Lender may engage in (i) more than two inspections per fiscal year or (ii) discussions with the Borrower’s independent public accountants, unless the Borrower shall have otherwise consented to the same.

5.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any other Person, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(e) the termination or cancellation of the GPI Credit Facility.

(f) the designation of any GPI Consolidated Subsidiary as an “Unrestricted Subsidiary” under the GPI Credit Facility;

(g) the occurrence of any Subsidiary of GPI becoming a “Subsidiary Guarantor” under the GPI Credit Facility; and

(h) the occurrence of any Subsidiary Guarantor ceasing to be a “Subsidiary Guarantor” under the GPI Credit Facility.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9 Accounts. Deposit in the (i) Primary Account, all payments received in respect of the Visa Receivables; (ii) Merchant Business Account, all payments received in respect of the Merchant Business Receivables; and (iii) Returns Account, all payments received in respect of the Merchant Charge-Back Receivables.

5.10 Termination of GPI Credit Facility. Upon the termination or cancellation of the GPI Credit Facility, enter into an amendment to this Agreement to add or amend any provisions of this Agreement which incorporate by reference, or are otherwise governed by and included in, the terms of the GPI Credit Facility which the Required Lenders deem necessary and as are consented to by the Borrower (such consent not to be unreasonably withheld).

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries (and, with respect to Section 6.1, GPI) to, directly or indirectly:

6.1 GPI Consolidated Net Worth. Permit the Consolidated Net Worth, as at the end of any Fiscal Quarter, to be less than the sum of (i) US$286,000,000 plus (ii) 50% of cumulative positive Consolidated Net Income earned in each Fiscal Quarter beginning with the first Fiscal Quarter ending after the closing date under the GPI Credit Facility (taken as one accounting period), but excluding from such calculations of Consolidated Net Income for purposes of this clause (ii), any Fiscal Quarter in which Consolidated Net Income is negative, plus (iii) 75% of the cumulative Net Proceeds of Capital Stock received or deemed received during the period from the closing date under the GPI Credit Facility through the date of calculation plus (iv) 100% of the increase to Consolidated Net Worth during the period from the closing date under the GPI Credit Facility through the date of calculation resulting from the conversion of Debt into equity interests.

6.2 Collateral Coverage Ratio. Permit the ratio, based on the C$ Equivalent, of (a) the aggregate amount of Coverage Receivables (on a Backdated Basis) on any day to (b) the Net Outstanding Amount (on a Backdated Basis) outstanding on such day to be less than 1.00 to 1.00; for purposes of calculating the C$ Equivalent of any Tranche A Loans denominated in U.S. Dollars with respect to which a Pledged FX Agreement shall have been entered into and shall be in effect on such day, the conversion rate for such Tranche A Loans shall be the rate at which the Borrower would be entitled to convert U.S. Dollars into Canadian Dollars pursuant to such Pledged FX Agreement.

6.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens on property not constituting the Collateral;

(b) Liens in respect of any taxes which are either (x) not, as at any date of determination, due and payable or (y) being contested in good faith as permitted herein;

(c) Liens in respect of judgments or awards not otherwise constituting a Default or Event of Default under this Agreement for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that such Person shall have established reserves which are adequate under GAAP for such judgments or awards; and

(d) Liens created pursuant to the Security Documents.

6.4 Transactions with Affiliates. Except as set forth on Schedule 6.4, enter into or be party to or permit any Subsidiary that is a Restricted Subsidiary, to enter or be a party to, any transaction with any Affiliate of the Borrower, GPI or any Restricted Subsidiary (other than any Affiliate that is a Loan Party), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Borrower, GPI or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

6.5 Additional Subsidiary Guarantors. Permit any Subsidiary of GPI to become a Subsidiary Guarantor under the GPI Credit Facility, unless such Subsidiary shall, within 10 Business Days of becoming a Subsidiary Guarantor under the GPI Credit Facility, become a Subsidiary Guarantor hereunder pursuant to the terms of the Guarantee and Collateral Agreement.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan within three Business Days after any such principal amount becomes due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan within three Business Days after any such interest becomes due; or the Borrower shall fail to pay any fee or any other amount payable hereunder within five Business Days after such fee or amount becomes due; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6 (other than Section 6.2) of this Agreement or Section 5.4 of the Guarantee and Collateral Agreement; or

(d) the Borrower shall default in the observance or performance of its agreement contained in Section 6.2, and such default shall continue unremedied for a period of five consecutive Business Days.

(e) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(f) an Event of Default shall exist under the GPI Credit Facility; or

(g) the Borrower and any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee obligation, but excluding the Loans and any Indebtedness owing to any Loan Party) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (g) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (g) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate US$25,000,000; or

(h) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(i) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(j) one or more judgments or decrees shall be entered against one or more Group Members involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of US$25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(k) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(l) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(m) the GPI Credit Facility shall have expired or been terminated or cancelled, or otherwise cease to be in full force or effect without (i) being replaced or refinanced by a credit facility satisfactory to the Required Lenders or (ii) entering into an amendment of this Agreement pursuant to Section 5.10;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE ADMINISTRATIVE AGENT

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to GPI or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party that is a party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party that is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates

(which waiver shall be effective with the consent of the Majority Tranche Lenders of each adversely affected Tranche)); (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release GPI or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend or modify the definition of Required Lenders without the written consent of all Lenders; (v) amend or modify the definition of Majority Tranche A Lenders without the written consent of all the Tranche A Lenders; (vi) amend or modify the definition of Majority Tranche B Lenders without the written consent of all the Tranche B Lenders; or (vii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; and provided further, that the Guarantee and Collateral Agreement may be modified to the extent provided for in Section 9.14. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Global Payments Direct, Inc. 10 Glenlake Parkway North Tower Atlanta, Georgia 30328
Attention: Treasurer
Telecopy: 770-829-8517
Telephone: 770-829-8225

With a Copy to:	Global Payments Direct, Inc. 10 Glenlake Parkway North Tower Atlanta, Georgia 30328
Attention: General Counsel
Telecopy: 770-829-8265
Telephone: 770-829-8250

Administrative Agent:	Canadian Imperial Bank of Commerce BCE Place 161 Bay Street, 8th Floor Toronto, Ontario M5J 2S8
Attention: Warren Lobo, Director
Telecopy: 416-956-3849
Telephone: 416-956-3830

With a Copy to:	Canadian Imperial Bank of Commerce 425 Lexington Avenue New York, New York 10017
Attention: Geraldine Kerr, Director
Telecopy: 212-856-3761
Telephone: 212-856-3684

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to indemnify the Administrative Agent, the Lenders, and each affiliate thereof and their respective directors, officers and employees (each, an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any Loan hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse each Indemnitee, upon demand (but no more frequently than every Fiscal Quarter) for any reasonable expenses (including, without limitation, reasonable legal fees) incurred in connection with any such investigation or proceeding (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower, attention of its General Counsel (Telephone No. 707-829-8250) (Telecopy No. 707-829-8265), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000, with respect to Loans denominated in U.S. Dollars, and C$5,000,000, with respect Loans denominated in Canadian Dollars, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement or unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any; and

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$4,000.

For the purposes of this Section 9.6, the terms “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14 Releases of Guarantees and Liens. (a) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b) At such time as the Administrative Agent shall have received evidence satisfactory to it that any Subsidiary Guarantor shall have ceased to be a “Subsidiary Guarantor” under the GPI Credit Facility the Administrative Agent shall, promptly thereafter, execute and deliver an appropriate instrument releasing such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement.

9.15 Replacement of Lenders. If any Lender (i) demands payment of amounts pursuant to Sections 2.12 or 2.13 that exceed comparable amounts being demanded by the other Lenders in respect of the circumstances described in either such Section, (ii) elects not to extend its Commitments in response to a request pursuant to Section 2.1(c), or (iii) fails to comply with its obligation to make any Loan requested to be made by it hereunder, the Borrower may, in its sole discretion and at its sole expense, on 10 Business Days’ prior notice to the Administrative Agent and the affected Lender, (x) cause such Lender to (and such Lender shall) assign, pursuant to Section 9.6(c), all of its rights and obligations under this Agreement to a financial institution designated by the Borrower that is willing to become a Lender, or (y) reduce such Lender’s Commitment to zero (such that the Total Commitments are reduced by the amount of such Lender’s Commitment). An assignment occurring pursuant to clause (x) above shall be made upon payment to the assigning Lender of an amount equal to the aggregate outstanding principal amount of the Loans payable to such Lender plus all accrued but unpaid interest on such Loans, all accrued but unpaid fees with respect to such Lender’s Commitment and all other amounts payable to such Lender under this Agreement. A reduction in the affected Lender’s Commitment occurring pursuant to clause (y) above shall be made upon payment by the Borrower to the affected Lender of an amount equal to the aggregate outstanding principal amount of the Loans payable to such Lender plus all accrued but unpaid interest on such Loans, all accrued but unpaid fees with respect to such Lender’s Commitment and all other amounts payable to such Lender under this Agreement.

9.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.18 Effect of Amendment and Restatement of Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be amended, restated and superceded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (b) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GLOBAL PAYMENTS DIRECT, INC.

By:	/s/ James G. Kelly
Name:	James G. Kelly
Title:	Treasurer

Address:	10 Glenlake Parkway
North Tower
Atlanta, Georgia 30328

Taxpayer ID: 13-2749397

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ Warren Lobo
Name:	Warren Lobo
Title:	Director

By:	/s/ Geoff Bond
Name:	Geoff Bond
Title:	Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as a Lender

By:	/s/ Geraldine Kerr
Name:	Geraldine Kerr
Title:	Executive Director
CIBC World Markets Corp. as Agent

BANK OF AMERICA, N.A.

By:	/s/ David B. Jackson
Name:	David B. Jackson
Title:	Senior Vice President

COMERICA BANK

By:	/s/ Richard C. Hampson
Name:	Richard C. Hampson
Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Steve Prichett
Name:	Steve Prichett
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Jeff Kalinowski
Name:	Jeff Kalinowski
Title:	Senior Vice President

REGIONS BANK

By:	/s/ Peter C. Ward
Name:	Peter C. Ward
Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ Nora G. Brown
Name:	Nora G. Brown
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Karin E. Samuel
Name:	Karin E. Samuel
Title:	Vice President

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